Exhibit 99.1
Applied Molecular Transport Reports First Quarter 2023 Financial Results
SOUTH SAN FRANCISCO, Calif., May 11, 2023 — Applied Molecular Transport Inc. (Nasdaq: AMTI) (AMT), a biopharmaceutical company, today reported financial results for the first quarter ended March 31, 2023.
Recent Business Highlights
•Engaged MTS Health Partners, L.P. as advisors in a process to explore strategic alternatives for the company
•Appointed Shawn Cross to serve as chief executive officer and board chair
•Tahir Mahmood, Ph.D., co-founder and former CEO remains a member of the board and retained as a consultant
Financial Results for the First Quarter Ended March 31, 2023
Research and development (R&D) expenses. Total R&D expenses for the first quarter of 2023 were $13.0 million, compared to $31.2 million for the same period in 2022. The overall decrease was attributable to our restructuring of operations, related reductions in workforce implemented in March 2023 and halting all research and development activities.
General and administrative (G&A) expenses. Total G&A expenses for the first quarter of 2023 were $6.8 million, compared to $11.3 million for the same period in 2022. The overall decrease was attributable to our restructuring of operations and related reductions in workforce implemented in March 2023.
Restructuring, impairment, and related charges. Total restructuring, impairment, and related charges for the first quarter of 2023 were $8.7 million as the company halted all research and development activities, commenced the close out of existing programs and reduced its workforce by approximately 82%. There were no restructuring, impairment, and related charges recorded for the same period in 2022.
Net loss. Net loss for the first quarter of 2023 was $27.9 million, compared to $42.6 million for the same period in 2022. Operating expenses for the first quarter of 2023 were $28.5 million and interest income was $0.6 million.
Cash and cash equivalents. As of March 31, 2023, cash and cash equivalents were $41.8 million. The company believes its cash and cash equivalents will be sufficient to allow the company to fund its current operating plan for at least twelve months.
About Applied Molecular Transport Inc.
AMT is a biopharmaceutical company that has developed novel oral biologic product candidates, by leveraging its technology platform to design biologic product candidates in patient-friendly oral dosage forms. AMT’s product candidates are designed to precisely target the relevant pathophysiology of the disease. AMT’s proprietary technology platform is incorporated in its product candidates, exploiting existing natural cellular trafficking pathways to drive the active transport of diverse therapeutic modalities across the IE barrier. Active transport is an efficient mechanism that utilizes the cell’s own machinery to transport materials across the IE barrier. The company has halted all research and development activities and commenced a process to explore strategic alternatives.
For additional information on AMT, please visit www.appliedmt.com.
Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release are forward-looking statements including statements relating to AMT’s plans, expectations, forecasts and future events. Such forward-looking statements include, but are not limited to, statements regarding the ability of AMT to enter into a strategic transaction and sufficiency of AMT’s cash resources. In some cases, you can identify forward- looking statements by terminology such as “believe,” “estimate,” “intend,” “may,” “plan,” “potentially,” “will,” “expect,” “enable,” “likely” or the negative of these terms or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Actual events, trends or results could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements based on various factors. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in AMT’s Annual and Quarterly Reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission (the “SEC”), and AMT’s future reports to be filed with the SEC. These forward-looking statements are made as of the date of this press release, and AMT assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

Applied Molecular Transport Inc.
Condensed Balance Sheets
(unaudited)
(in thousands)

	March 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$41,771	$61,145
Prepaid expenses	1,929	2,688
Other current assets	370	186
Long-lived assets held for sale	2,250	—
Total current assets	46,320	64,019
Property and equipment, net	2,790	8,183
Operating lease right-of-use assets	32,086	33,222
Finance lease right-of-use assets	688	584
Restricted cash	916	916
Other assets	495	522
Total assets	$83,295	$107,446
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$871	$1,583
Accrued expenses	10,990	8,660
Lease liabilities, operating lease - current	4,774	4,639
Lease liabilities, finance lease - current	184	205
Total current liabilities	16,819	15,087
Lease liabilities, operating lease	29,974	31,228
Lease liabilities, finance lease	114	49
Other liabilities	244	244
Total liabilities	47,151	46,608
Stockholders’ equity:
Common stock	4	4
Additional paid-in capital	430,027	426,804
Accumulated deficit	(393,887)	(365,970)
Total stockholders’ equity	36,144	60,838
Total liabilities and stockholders’ equity	$83,295	$107,446

Applied Molecular Transport Inc.
Condensed Statements of Operations
(unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2023	2022
Operating expenses:
Research and development	$12,988	$31,239
General and administrative	6,752	11,337
Restructuring, impairment, and related charges	8,743	—
Total operating expenses	28,483	42,576
Loss from operations	(28,483)	(42,576)
Interest income, net	579	(3)
Other income (expense), net	(13)	4
Net loss	$(27,917)	$(42,575)
Net loss per share, basic and diluted	$(0.71)	$(1.10)
Weighted-average shares of common stock outstanding, basic and diluted	39,188,397	38,641,365

Refer to the Company’s applicable SEC filings for previously reported periods.
Investor Relations Contact:
Alexandra Santos
Wheelhouse Life Science Advisors
asantos@wheelhouselsa.com

Media Contact:
Aljanae Reynolds
Wheelhouse Life Science Advisors
areynolds@wheelhouselsa.com